Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-162195 Dated April 24, 2012

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ETN and index data as of March 31, 2012
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Description
The PowerShares DB Italian Treasury Bond Futures Exchange Traded Notes (Symbol:
ITLY) and the PowerShares DB 3x Italian Treasury Bond Futures Exchange Traded
Notes (Symbol: ITLT) (collectively, the "PowerShares DB BTP Futures ETNs," or the "ETNs") are the first exchange-traded products to provide investors with leveraged or unleveraged exposure to the U.S. dollar value of the returns of an
Italian bond futures index.

The PowerShares DB BTP Futures ETNs are based on the DB USD BTP Futures Index
(the "BTP Futures Index"), which is intended to measure the performance of a long position in Euro-BTP Futures.

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PowerShares DB BTP Futures ETN and Index Data
Ticker symbols
BTP Futures                               ITLY
3x BTP Futures                            ITLT
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Intraday indicative value symbols
BTP Futures                             ITLYIV
3x BTP Futures                          ITLTIV
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CUSIP symbols
BTP Futures                       25154W704
3x BTP Futures                    25154W605
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Details
ETN price at inception                 $20.00
Inception date                     3/22/2011
Maturity date                      3/31/2021
Yearly Investor fee (ITLY)              0.50%
Yearly investor fee (ITLT)              0.95%
Leverage reset frequency              Monthly
Listing exchange                    NYSE Arca
DB USD BTP Futures Index           DBBNBTPL
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Issuer
Deutsche Bank AG, London Branch
Long-term Unsecured Obligations
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ITLY PowerShares DB Italian Treasury Bond Futures ETN
ITLT PowerShares DB 3x Italian Treasury Bond Futures ETN

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ETN Performance and Index History (%)(1)
                                       1 Year 2 Year ETN Inception
ETN Performance
BTP Futures                             6.57      --         6.06
3x BTP Futures                         11.93      --        10.45
Index History
BTP Futures Index                       7.10      --         6.55
Comparative Indexes(2)
SandP 500                               8.54      --        10.69
Barclays U.S. Aggregate                 7.71      --         7.25
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Source: Invesco PowerShares, Bloomberg L.P.
(1) ETN performance figures are based on repurchase value. Repurchase value is the current principal amount x applicable index factor x fee factor. See the prospectus for more complete information. ETN Performance is based on a combination of three times the monthly returns, for the 3x BTP Futures ETNs, or the monthly returns, for the BTP Futures ETNs, from the BTP Futures Index plus the monthly returns from the DB 3-Month T-Bill Index (the "T-Bill Index"), resetting monthly as per the formula applied to the ETNs, less the investor fee. The T-Bill Index is intended to approximate the returns from investing in
3-month United States Treasury bills on a rolling basis.
The inception date of the BTP Futures Index is September 20, 2010. Index history does not re[]ect any transaction costs or expenses. Indexes are unmanaged, and you cannot invest directly in an index.
PAST PERFORMANCE DOES NOT GUARANTEE FUTURE RESULTS.

800 983 0903 | 877 369 4617 powersharesetns.com | dbfunds.db.com/notes twitter:
@PowerShares

ETN data as of March 31, 2012
---------------------------------- ----- -------
Volatility (%)(1,2)
                                    Long 3x Long
1 Year                             15.47  47.70
---------------------------------- ----- -------
1-Year Historical Correlation(1,2)
                                    Long 3x Long
SandP 500                           0.17   0.17
Barclays U.S. Aggregate            -0.16  -0.16
---------------------------------- ----- -------

ITLY PowerShares DB Italian Treasury Bond Futures ETN
ITLT PowerShares DB 3x Italian Treasury Bond Futures ETN

What are the PowerShares DB BTP Futures ETNs?
The ETNs are senior unsecured obligations issued by Deutsche Bank AG, London
Branch that are linked to the month-over-month performance of the DB USD BTP
Futures Index.

The DB USD BTP Futures Index is intended to measure the performance of a long position in Euro-BTP Futures. The underlying assets of Euro-BTP Futures are
Republic of Italy-government issues debt securities ("BTPs") with an original term of no longer than 16 years and a remaining term to maturity of not less than 8 years and 6 months and not more than 11 years as of the futures contract delivery date. The returns of each ETN are obtained by combining the returns from the relevant futures index plus the returns of the TBill index, less investor fees. Investors can buy and sell the ETNs on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees. The issuer has the right to redeem the ETNs at the repurchase value at any time.

Investors may redeem the ETNs in blocks of no less than 50,000 securities and multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement. Redemptions may include a fee of up to $0.03 per security.

Benefits and Risks of PowerShares DB Italian Treasury Bond Futures ETNs

Benefits
[] Leveraged or unleveraged long notes
[] Relatively low cost
[] Intradayaccess
[] Listed

Risks
[] Non-principal protected
[] Leveraged losses
[] Subject to an investor fee
[] Limitations on repurchase
[] Concentrated exposure
[] Credit risk of the issuer
[] Issuer call right

(2) The SandP 500([R]) Index is an unmanaged index used as a measurement of change in stock market conditions based on the performance of a speci[]ed group of common stocks. The Barclays U.S. Aggregate Index is an unmanaged index considered representative of the U.S. investment-grade, []xed-rate bond market.
Correlation indicates the degree to which two investments have historically moved in the same direction and magnitude. Volatility is the annualized standard deviation of index returns.

Targeted exposure to sovereign debt has never been easier.

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
powersharesetns.com | dbfunds.db.com/notes or EDGAR on the SEC website at
www.sec.gov. Alternatively, you may request a prospectus by calling 800 983
0903 | 877 369 4617, or you may request a copy from any dealer participating in this offering.
Important Risk Considerations:
Each security offers investors exposure to the month-over-month performance of its respective Index measured from the []rst calendar day to the last calendar day of each month and the amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the respective
Index during the term of the ETNs. The BTP Futures ETNs may not be suitable for investors seeking an investment with a term greater than the time remaining to the next monthly reset date and should be used only by knowledgeable investors who understand the potential adverse consequences of seeking longer-term leveraged investment results by means of securities that reset their exposure monthly, resulting in the compounding of monthly returns. Investing in the ETNs is not equivalent to a direct investment in the index or index components. The principal amount is also subject to the monthly application of the investor fee, which can adversely affect returns. There is no guarantee that you will receive at maturity, or upon an earlier repurchase,
your initial investment back or any return on that investment. Signi[]cant adverse monthly performances for your ETNs may not be offset by any bene[]cial monthly performances.
The ETNs are senior unsecured obligations of Deutsche Bank AG, London Branch, and the amount due on the ETNs is dependent on Deutsche Bank AG, London
Branch's ability to pay. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the ETNs include limited portfolio diversification, uncertain principal repayment, trade price fluctuations, illiquidity and leveraged losses. The investor fee will reduce the amount of your return at maturity or upon redemption of your ETNs even if the value of the relevant index has increased. If at any time the repurchase value of the ETNs is zero, your Investment will expire worthless. As described in the pricing supplement, Deutsche Bank may redeem the ETNs for an amount in cash equal to the repurchase value.
The ETNs may be sold throughout the day on NYSE Arca through any brokerage account. There are restrictions on the minimum number of ETNs that you may redeem directly with Deutsche Bank AG, London Branch, as specified in the applicable pricing supplement. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the ETNs.
Sales in the secondary market may result in losses.
The ETNs provide concentrated exposure to Euro-BTP futures contracts. The market value of the ETNs may be influenced by many unpredictable factors, including, among other things, changes in supply

and demand relationships, changes in interest rates, and monetary and other governmental actions each in the U.S. or Italy.
The 3x BTP Futures ETN is a leveraged investment. As such, it is likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.
PowerShares([R]) is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.
Certain marketing services may be provided for these products by Invesco
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management
LLC. Invesco Distributors, Inc. will be compensated by Deutsche Bank or its af[]liates for providing these marketing services. Neither Invesco
Distributors, Inc. or Invesco PowerShares Capital Management LLC are affiliated with Deutsche Bank.
An investor should consider the ETNs' investment objectives, risks, charges and expenses carefully before investing.
An investment in the ETNs involves risks, including the loss of some or all of the principal amount. For a description of the main risks, see "Risk Factors"
in the applicable pricing supplement and the accompanying prospectus supplement and prospectus.
Not FDIC Insured -- No Bank Guarantee -- May Lose Value This material must be accompanied or preceded by a prospectus. Before investing, please read the prospectus carefully.

[C] 2012 Invesco PowerShares Capital Management LLC P-DBBT-ETN-PC-1-E 04/12

                                 800 983 0903 | 877 369 4617
powersharesetns.com | dbfunds.db.com/notes twitter: @PowerShares